EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-07-03

THE GEO GROUP, INC. CLOSES ACQUISITION
OF CENTRACORE PROPERTIES TRUST
Boca Raton, Fla. — January 24, 2007 — The GEO Group, Inc. (NYSE:GEO) (“GEO”), a world leader in the delivery of correctional and residential treatment services, announced today the successful closing of its previously announced acquisition of Palm Beach Gardens-based CentraCore Properties Trust (NYSE:CPV) (“CPT”), a correctional real estate investment trust. GEO paid $32.58 per common share of CPT (including $0.5826 per share in accrued and previously unpaid dividends), and an aggregate purchase price of approximately $427.6 million, inclusive of the repayment of approximately $40.0 million in CPT debt and the payment of approximately $20.0 million in transaction related fees and expenses. CPT owns 13 correctional facilities totaling 8,671 beds, of which 11 facilities totaling 7,545 beds are currently leased to GEO under sale-lease back agreements.
Acquisition Financing
GEO financed the acquisition of CPT through the use of $365.0 million in new term loan borrowings under an amended senior secured credit facility, and approximately $62.6 million in cash on hand. The amended senior secured credit facility consists of the 7-year term loan and a $150 million, 5-year revolving credit facility. The amended senior secured credit facility was underwritten by BNP Paribas.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are very pleased with the successful closing of our acquisition of CentraCore Properties Trust. The closing of this important acquisition allows our company to ensure the long-term ownership, control, and utilization of these facilities, while reducing our exposure to escalating use costs in the future. We can now move forward toward enhancing the value of these important new company assets”.
Financial and Legal Advisors
Lehman Brothers acted as GEO’s financial adviser in connection with this transaction. Akerman Senterfitt served as GEO’s legal advisor.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 54,000 beds.
—More—

NEWS RELEASE
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
- End-